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Exhibit 10(i)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
MML Bay State Life Insurance Company

We consent to the inclusion in this Post-Effective Amendment No. 5 to the Registration Statement of MML Bay State Variable Annuity Separate Account 1 - LifeTrust on Form N-4 (Registration No. 33-76920), of our report dated February 25, 1999, on our audits of the MML Bay State Variable Annuity Separate Account 1
- LifeTrust, and of our report dated February 25, 1999, on our audits of the statutory financial statements of MML Bay State Life Insurance Company, which includes explanatory paragraphs relating to the use of statutory accounting practices, which differ from generally accepted accounting principles. We also consent to the reference to our Firm under the caption "Experts" in the Statement of Additional Information.


PricewaterhouseCoopers LLP

Springfield, Massachusetts
April 27, 1999


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